Exhibit 16.1

Rehmann Robson 2330 East Paris Ave. SE Grand Rapids, MI 49546 Ph: 616.975.4100 Fx: 616.975.4400 rehmann.com

April 8, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 8, 2016 (the “Report”), of Electronic Cigarettes International Group, Ltd. (“ECIG”), and are in agreement with the statements contained in the four paragraphs beginning with (a) listed under “Changes in Registrant’s Certifying Accountant” on page 2 of the Report as they pertain to Rehmann Robson LLC. We have no basis to agree or disagree with the other statements of ECIG contained therein.

Very truly yours,

Rehmann Robson LLC
Grand Rapids, Michigan
April 8, 2016

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